Exhibit 99.1

Whitestone REIT Appoints David F. Taylor to Board of Trustees

Houston, Texas, March 17, 2017 - Whitestone REIT (NYSE: WSR) (“Whitestone” or the “Company”), a real estate investment trust that acquires, owns and operates Community Centered PropertiesTM, announced today that David F. Taylor was appointed to its Board of Trustees on March 17, 2017, effectively immediately.

Mr. Taylor currently serves as the Managing Partner of the Houston office of Locke Lord LLP.  Mr. Taylor has been a Partner in the firm of Locke Lord LLP since 1996 and has served as a corporate and securities attorney at Locke Lord LLP since 1989.

“I am pleased that David is joining Whitestone’s Board as an independent trustee, and am confident that his experience and insight will be beneficial to Whitestone,” said James C. Mastandrea, Chairman and Chief Executive Officer of Whitestone REIT.

“I am excited about the Company’s unique business model and differentiated strategy of 'Creating Community Centered PropertiesTM,' which is driven by a well-crafted mix of Ecommerce-resistant tenants and great locations. Mr. Taylor’s overall business acumen and strong corporate legal experience will be a valuable asset to Whitestone as we continue to grow our enterprise and create shareholder value,” concluded Mr. Mastandrea.

About Whitestone REIT
Whitestone is a pure-play community-centered retail REIT that acquires, owns, manages, develops and redevelops high quality “Ecommerce-resistant” neighborhood, community and lifestyle retail centers principally located in the largest, fastest-growing and most affluent markets in the Sunbelt. Whitestone’s optimal mix of national, regional and local tenants provide daily necessities, needed services and entertainment to the community which are not readily available on the internet. Whitestone’s properties are located in business-friendly Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio, which are among the fastest-growing US population centers with highly educated workforces, high household incomes and strong job growth. Since the IPO in August 2010, Whitestone’s strategy has delivered compound annual growth rates of 39%, 22%, 24% and 31% in net income, revenue, NOI, and FFO Core, respectively. Visit www.whitestonereit.com for additional information.

Whitestone REIT Contact:
David K. Holeman
Chief Financial Officer
(713) 435-2227
dholeman@whitestonereit.com